UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2019

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 19, 2019, Vicki L. Sato, Ph.D. notified the Board of Directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”) of her desire to resign from the Board effective December 19, 2019. This resignation was not the result of any disagreement with the Company.

(d) On December 19, 2019, the Board appointed Mark J. Alles as a Class I director. Mr. Alles was also appointed to the Audit Committee of the Board.

Mr. Alles, age 60, served as Chairman and Chief Executive Officer of Celgene Corporation (“Celgene”), a global biopharmaceutical company, from March 2016 until its acquisition by Bristol-Myers Squibb Company in November 2019. Prior to this role, Mr. Alles served as Celgene’s President and Chief Operating Officer from August 2014 to February 2016 and as its Chief Commercial Officer and Executive Vice President, Hematology & Oncology from December 2012 to July 2014. Mr. Alles joined Celgene in April 2004 and was Vice President, Global Hematology Marketing until March 2009 when he was promoted to President of the Americas Region. Before joining Celgene, he was Vice President of the U.S. Oncology business unit at Aventis Pharmaceuticals and served in other senior commercial management roles at Aventis (Rhône-Poulenc Rorer) from 1993 to 2004. After earning his B.S. degree from Lock Haven University of Pennsylvania and serving as a Captain in the United States Marine Corps, Mr. Alles began his 30-year career in the pharmaceutical industry at Bayer and worked at Centocor before its acquisition by Johnson & Johnson. He has previously served as a member of the Board of Directors of the Pharmaceutical Manufacturers of America (PhRMA), the European Federation of the Pharmaceutical Industries and Associations (EFPIA), and Gilda’s Club NYC, a non-profit organization dedicated to helping families of people living with cancer. We believe that Mr. Alles is qualified for service on the Board due to his extensive executive experience and his track record of building successful global oncology organizations and commercializing innovative therapies.

Pursuant to the Company’s director compensation program, Mr. Alles will be entitled to an annual cash retainer of $40,000 per year for service on the Board. Mr. Alles is also entitled to an annual retainer of $7,500 for service as a member of the Audit Committee of the Board. These fees will be payable in arrears in equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payments will be prorated for any portion of a quarter in which Mr. Alles has not served as a director or on a committee, as applicable. We will also reimburse Mr. Alles for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of our Board and its committees.

In addition, upon his appointment to the Board, Mr. Alles was granted an option to purchase 35,000 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by NASDAQ on the date of grant, which option will vest as to 16.66% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the third anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company. Immediately following each annual meeting of our stockholders occurring after Mr. Alles has completed six months of service on the Board, he will be granted an option to purchase 17,500 shares of the Company’s common stock, with an exercise price equivalent to the closing price of a share of the Company’s common stock as reported by NASDAQ on the date of grant, which option will vest as to 50% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the first anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company.

Our certificate of incorporation provides for the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. On December 19, 2019, we entered into an indemnification agreement with Mr. Alles on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires the Company, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Director and Officer Indemnification Agreement by and between the Registrant and each of the directors of the Registrant. Previously filed on June 3, 2016 as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File Number 333-211818) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: December 20, 2019	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Chief Legal & Administrative Officer